As filed with the Securities and Exchange Commission on March 25, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Eagle Pharmaceuticals, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	20-8179278
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

50 Tice Boulevard, Suite 315

Woodcliff Lake, NJ 07677

(Address of principal executive offices) (Zip code)

Eagle Pharmaceuticals, Inc. 2014 Equity Incentive Plan

(Full title of the plan)

Scott Tarriff

President and Chief Executive Officer

Eagle Pharmaceuticals, Inc.

50 Tice Boulevard, Suite 315

Woodcliff Lake, NJ 07677

Tel: (201) 326-5300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc A. Recht Cooley LLP 500 Boylston Street Boston, Massachusetts 02116 (617) 937-2300	Brian Cahill Chief Financial Officer Eagle Pharmaceuticals, Inc. 50 Tice Boulevard, Suite 315 Woodcliff Lake, NJ 07677 (201) 326-5300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The Registrant is filing this Registration Statement on Form S-8 for the purpose of registering 3,203,555 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), issuable to eligible persons under the Eagle Pharmaceuticals, Inc. 2014 Equity Incentive Plan, as amended and restated (the “2014 EIP”), which Common Stock is in addition to, and are of the same class as, the shares of Common Stock for which an original registration statement on Form S-8 (File No. 333-194056) was filed with the Securities and Exchange Commission (the “Commission”) on February 21, 2014. Accordingly, the contents of the Registrant’s registration statements on Form S-8 filed with the Commission on February 21, 2014 (File No. 333-194056), on September 2, 2015 (File No. 333-206729), on September 16, 2016 (File No. 333-213683), on March 20, 2017 (File No. 333-216839) and on December 18, 2018 (File No. 333-228876) are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8. These additional shares of Common Stock registered hereby have become reserved for issuance as a result of the operation of the “evergreen” provision in the 2014 EIP, which provides that the total number of shares subject to the 2014 EIP may be increased each year pursuant to a specified formula as set forth in the 2014 EIP.

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which a Registration Statement of the Registrant on Form S-8 relating to the same employee benefit plan is effective.

The Registrant previously registered shares of its Common Stock for issuance under the 2014 EIP under Registration Statements on Form S-8 filed with the Commission on February 21, 2014 (File No. 333-194056), on September 2, 2015 (File No. 333-206729), on September 16, 2016 (File No. 333-213683), on March 20, 2017 (File No. 333-216839) and on December 18, 2018 (File No. 333-228876).  Pursuant to General Instruction E to Form S-8, the contents of the Registration Statements referenced above are incorporated herein by reference and made a part of this Registration Statement.

ITEM 8.	EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation.	S-1/A	001-192984	3.2	January 28, 2014
4.2	Amended and Restated Bylaws.	S-1/A	001-192984	3.4	January 28, 2014
4.3	Form of Common Stock Certificate.	S-1/A	001-192984	4.1	January 28, 2014
5.1*	Opinion of Cooley LLP.
23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm.
23.3*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Form S-8).
99.1	Eagle Pharmaceuticals, Inc. 2014 Equity Incentive Plan, as amended and restated, and Form of Stock Option Agreement, Notice of Exercise and Stock Option Grant Notice thereunder.	8-K	001-36306	10.1	August 10, 2015
99.2	Additional Form of Stock Option Agreement for the 2014 Equity Incentive Plan.	8-K	001-36306	10.3	December 21, 2015
99.3	Form of Restricted Stock Unit Grant Package for the 2014 Equity Incentive Plan.	10-K	001-36306	10.31	February 26, 2018
99.4+	Form of Performance Stock Unit Grant Package for the 2014 Equity Incentive Plan.	10-K	001-36306	10.29	March 4, 2021
99.5+	Form of Performance Stock Unit Grant Package for the 2014 Equity Incentive Plan.	10-K	001-36306	10.30	March 4, 2021
107*	Exhibit Fee Table

* Filed herewith.

+ Certain portions of the exhibit (indicated by asterisks) have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Woodcliff, New Jersey, on this 25th day of March, 2022.

EAGLE PHARMACEUTICALS, INC.

By:	/s/ Scott Tarriff
Name: Scott Tarriff
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Scott Tarriff and Brian Cahill, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Scott Tarriff Scott Tarriff	President, Chief Executive Officer and Director (Principal Executive Officer)	March 25, 2022

/s/ Brian Cahill Brian Cahill	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 25, 2022

/s/ Michael Graves Michael Graves	Chair of the Board	March 25, 2022

/s/ Steven Ratoff	Director	March 25, 2022
Steven Ratoff

/s/ Jennifer K. Simpson Jennifer K. Simpson, Ph.D.	Director	March 25, 2022

/s/ Robert L. Glenning Robert L. Glenning	Director	March 25, 2022

/s/ Richard A. Edlin Richard A. Edlin, J.D.	Director	March 25, 2022

/s/ Luciana Borio Luciana Borio, M.D.	Director	March 25, 2022